Exhibit 99.1
CORNERSTONE
REAL ESTATE FUNDS®

CORNERSTONE GROWTH & INCOME REIT FINALIZES PURCHASE
OF ASSISTED LIVING COMMUNITY IN DALLAS, TEXAS

(IRVINE, CA) January 22, 2009 – Cornerstone Growth & Income REIT, Inc. announced today it has finalized its purchase of a 91 unit, assisted living facility near the Highland Park area of northern Dallas, Texas. The property is the first acquisition in the Cornerstone Growth & Income REIT and spotlights the strategic alliance that was formed between Cornerstone Real Estate Funds and Servant Healthcare Investments. The purchase price of the property was approximately $20.5 million. The three story, nearly 75,000 square foot building is situated on 2.22 acres and is located in a densely populated, infill location. The property contains 49 studio units, 40 one-bedroom units and 2 combined units that supply varying degrees of care based on resident needs. The property has averaged occupancy above 93% since 2006 according to the facility’s census. The property features amenities such as elegant dining rooms, courtyards, comfortable lounges, activity rooms, a chapel, a beauty salon/barbershop and other common areas for the use and enjoyment of residents. A sample of services provided include 24-hour on site management, scheduled transportation, planned activities, emergency call system, housekeeping, total maintenance and varying degrees of assistance with daily living for the residents as needed.

Caruth Haven is located in a wealthy and densely populated area where, according to RE/MAX DFW Associates, average home prices exceed $1 million. The property is positioned less than two miles from Presbyterian Hospital of Dallas, an 866 bed-hospital, and one-half mile from shopping at NorthPark Center. According to NorthPark Center’s website, after a three-year, $235 million expansion, NorthPark Center is the largest shopping center in North Texas. The lack of available land in the area makes barriers to entry for competitive properties very high. According to the US

Census Bureau, Dallas–Fort Worth accounted for the largest population gain of any metropolitan area between 2006 and 2007, and also exhibited the fastest job growth in the nation from July 2007 to July 2008, according to the Bureau of Labor Statistics.

Unit occupancy as of November 1, 2008, was 91.3%. In the second quarter of 2008, median occupancy in the greater Dallas Fort Worth metropolitan statistical area for assisted living was 93.5% with no assisted living units under construction in Dallas County, according to NIC MAP Data and Analysis Service (“NIC MAP”). Based on analysis of the facility’s primary market area and the NIC MAP data, Caruth’s primary competitors in the market appear to be at stabilized occupancy.

12 Oaks Management Services Inc. (“12 Oaks”), an affiliate of the original developer and owner/operator of the facility, will continue in the role of operator after the sale is completed. Including

Caruth Haven, 12 Oaks operates four senior living communities in Texas.

This release contains forward-looking statements withing the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

This is not an offer or a solicitation to purchase securities. Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read a prospectus carefully before investing. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.